Exhibit 10.12

CONSULTING AGREEMENT

THIS AGREEMENT MADE THE 19th day of April, 2011.

BETWEEN:

PROTOX THERAPEUTICS INC., a company duly incorporated pursuant to the laws of British Columbia and having its registered office at 2900 550 – West Georgia Street, Vancouver, BC V6C 0A3

(the “Company”)

AND:

ARIES BIOLOGICS, INC., a company with offices at 1 Ocean Point Drive, West Vancouver, B.C. V7W 307

(the “Consultant”)

AND:

FAHAR MERCHANT, Businessman, of 1 Ocean Paint Drive, West Vancouver, B.C. V7W 307

(“Merchant”)

WHEREAS:

A.	The Company is in the business of using genetic engineering to transform naturally occurring proteins into novel targeted therapeutics for the treatment of prostate diseases and various cancers;

B.	The Consultant and its principal, Merchant, have the expertise, qualifications and required certifications to perform the services set out in Appendix “A” (the “Services”); and

C.	The Company wishes to engage the Consultant to perform the Services and the Consultant agrees to provide the Services to the Company on the terms and conditions hereinafter set forth:

NOW THEREFORE Tins AGREEMENT WITNESSES that the parties hereto agree as follows:

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1.	TYPE OF SERVICE

(a)	During the Term of this Agreement, the Services will be provided by Merchant, unless otherwise agreed by the Company.

(b)	During the Term of this Agreement, the Services shall be primarily performed by the Consultant in the Consultant’s home office in the Greater Vancouver Area or at the Vancouver, British Columbia office of the Company when required by the Company or as otherwise arranged by mutual agreement between the parties. The Company may require from time to time that the Consultant attend meetings in other locations (U.S., Canada or international) at the Company’s cost in association with performing the Services.

2.	TERM OF AGREEMENT

(a)	The Company contracts with the Consultant to provide the Services for a period commencing on April 19, 2011 and ending on July 31, 2013, subject to earlier termination in accordance with section 11 below (the “Term”).

3.	TYPE OF RELATIONSHIP

(a)	It is represented and agreed that the parties have, entered into an arm’s length independent contract for the rendering of the Services and that neither the Consultant, nor any of its employees, are employees, agents or servants, of the Company. Further, this Agreement will not constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from that expressly stated in this Agreement.

(b)	The manner and means by which the Consultant provides the Services are under its sole and exclusive control provided, however, that the Services meet the Company’s standards regarding quality and timeliness.

(c)	The Consultant and Merchant will comply with all rules, laws, ordinances and regulations relating to the Services including, in respect of the ‘Consultant’s employees, all employment related laws and regulations.

(d)	The Consultant will report directly to the Executive Chairman or the Chief Operating Officer of the Company for the Term of this Agreement.

4.	LIMITATIONS ON THE CONSULTANT

(a)	The Consultant and Merchant will have no authority to enter into, incur, make, change, enlarge or modify any contract, liability or agreement, obligation, representations, guarantee, warranty or commitment on behalf of the Company or its affiliated companies unless expressly approved by duly authorized representatives of the Company in the performance of the Services contemplated under this Agreement.

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5.	PAYMENT

(a)	The Company will pay to the Consultant $300.00 per hour plus HST during the time that the Consultant provides Services pursuant to this Agreement according to the following schedule:

(i)	From April 19, 2011 to June 30, 2011, the Consultant will make Merchant available to provide full time consulting services (an average of 40 hours per week) to the Company and the Company will pay to the Consultant $12,000.00 per week plus HST.

(ii)	From July 1, 2011 to September 30, 2011, the Consultant will provide 5 hours per week of consulting services to the Company and the Company will pay to the Consultant $1,500 per week plus HST. The Company will pay the Consultant on an hourly basis at $300.00 per hour plus HST for any Services provided for more than 5 hours per week that are requested by the Executive Chairman or the Chief Operating Officer of the Company.

(iii)	From October 1, 2011 to July 31, 2013, the Consultant will make Merchant available to the Company on an as-needed basis requested by the Executive Chairman or the Chief Operating Officer of the Company and the Company will pay to the Consultant $300.00 per hour plus HST for actual services provided.

(b)	The Consultant will submit invoices and receipts on a monthly basis for Services rendered and reasonable expenses related to the performance of the Services during the preceding month. The Company will pay the invoiced amounts to the Consultant within 30 days of the date that the invoice is submitted. The Consultant will record its Harmonized Sales Tax (HST) number on each of the invoices submitted to the Company. The Company reserves the right to refuse to reimburse the expenses claimed by the Consultant on the basis that they are not reasonable or not sufficiently related to the performance of the Services.

(c)	In the event that any expenses are incurred in the course of providing the Services, the Consultant will be entitled to claim for expenses pursuant to the Protox Therapeutics Inc.’s Travel Policy, as it applies to executive employees of the Company.

(d)	The Consultant will be provided with his current cell phone account, office space and parking space until June 30, 2011. After that date, the Consultant will be entitled only to payment under sub-sections 5(a), (b) and (c) above and milestone payments below.

(e)	The Consultant agrees to remit and will be responsible for all withholding taxes, income taxes and -any other deductions required by applicable statutes for the Consultant and any of its employees. The Consultant agrees to indemnify and

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hold harmless the Company should the Company be required to pay any remittances described in this sub-section.

6.	MILESTONE PAYMENTS

(a)	In addition to the hourly fees as defined in Section 5 above, the following milestone payments will be payable to the Consultant upon achieving the following:

(i)	$37,500.00 upon securing an open IND approval from FDA as defined in the Services at D in Appendix “A” provided delivery is made by no later than May 15, 2011;

(ii)	$22,500.00 upon securing an open IND approval from FDA as defined in the Services at D in Appendix “A” provided delivery is made after May 15, 2011 but no later than June 30, 2011;

(iii)	$7,500.00 upon successful completion of IP, Licensing and Discovery Activities as defined in the Services at A in Appendix “A”; and

(iv)	$30,000.00 upon successful completion of CMC Activities, as defined in the Services at B in Appendix “A”.

7.	EXCLUSIVITY

(a)	This Agreement does not restrict the Consultant from providing similar services to other entities. However, during the Term of this Agreement, the Consultant will not provide services in the nature of the Services contracted in this Agreement either directly, or through its principals, to any entity in the urology space, without the written authorization and permission of the Company, which consent shall not be unreasonably withheld.

8.	WARRANTIES AND INDEMNIFICATION

(a)	Representations and Warranties. The Consultant and Merchant represent, warrant, and covenant with Company that:

(i)	The Consultant and Merchant have the necessary knowledge, experience and skills to perform the Services;

(ii)	The Services will be performed in a competent and professional manner;

(iii)	The Consultant and Merchant shall observe and comply with all applicable laws, ordinances, codes and regulations of governmental agencies, including federal, provincial, state, municipal and local governing bodies, of any country having jurisdiction over the Services or any part thereof;

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(iv)	The Consultant and Merchant shall take all necessary precautions to protect the integrity of the Company’s computer systems and, where applicable, the Company’s customer’s computer Systems, including without limitation, complying with any Company policies for the use and care of these systems of which the Consultant is made aware of in a timely fashion;

(v)	The performance of this Agreement shall not breach any other agreement entered into by the Consultant or Merchant;

(vi)	The Consultant and Merchant have not brought to the Company, nor shall it or he use in the performance of the Services, any confidential materials or document of any former client or employer of the Consultant, or of any other third party, unless the Consultant has received prior written authorization to do so from the owner of the confidential materials or documents; and

(vii)	The Consultant and Merchant shall not infringe the intellectual property rights of any third party in performing the Services.

(b)	Indemnity by the Consultant and Merchant. The Consultant and Merchant shall indemnify and save harmless the Company and any companies affiliated, associated or otherwise related to the Company, and their respective agents, independent contractors, directors, officers and employees from and against any and all damages, injuries, claims, demands, actions, liabilities, costs and expenses (including reasonable legal fees) incurred or made against the Company arising from or connected with the Consultant’s or Merchant’s performance or non-performance of this Agreement or the Consultant’s or Merchant’s breach of any warranty, representation or covenant herein including without limitation (i) all third party claims, (ii) all costs, charges and expenses, including legal expenses on a solicitor and its own client, on a full indemnity basis, and (iii) any amount paid to settle an action or satisfy a judgment, reasonably incurred by the Company in respect of any civil, criminal or administrative action or proceeding to which the Company is made a party in respect of the Services.

(c)	Indemnity by the Company: The Company hereby indemnifies and holds harmless the Consultant and Merchant, its employees., including any other individuals retained by the Consultant, against all claims and liabilities, howsoever arising, including without limitation (i) all third party claims, (ii) all costs, charges and expenses, including legal expenses on a solicitor and its own client, on a full indemnity basis, and (iii) any amount paid to settle an action or satisfy a judgment reasonably incurred by the Consultant in respect of any civil, criminal or administrative action or proceeding to which the Consultant or Merchant is made a party, by reason of performing by reason of performing or having performed Services under this Agreement unless the Consultant or Merchant commits an unlawful act or an act of negligence, fraud, dishonesty, or wilful misconduct.

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9.	CONFIDENTIALITY

(a)	Confidential Information

During the Consultant’s and Merchant’s performance of the Services, the Consultant, Merchant and the Consultant’s employees may have had or will have access to information and materials that are confidential or proprietary to the Company, its subsidiaries or its affiliates (together, “Confidential Information”). Such Confidential Information includes, without limitation, the Company’s ideas, discoveries, inventions, formulae, algorithms, techniques, processes, know how, show how, trade secrets, research, laboratory notes, data, analysis, assays, designs, methods, flow charts, drawings, specifications, plans, prototypes, apparatus, devices, software, financial statements and forecasts, customer and supplier lists, relationship with consultants, contracts, business plans, marketing strategies, devices, biological materials and their progeny and derivatives, reagents, specimens, manufacturing and production processes, patents, portfolio, pre-clinical and clinical trials, regulatory filings and correspondence. The Company’s obligation to hold in confidence information belonging to third parties is also considered Confidential Information. However, Confidential Information excludes information which: (i) were known by the Consultant or Merchant prior to the Company’s. disclosure to the Consultant or Merchant; (ii) came into the Consultants or Merchant’s possession from a third party who, to the best knowledge of the Consultant, was not under any obligation to the Company to maintain the confidentiality; (iii) is or becomes generally available to the public through no breach of the Consultant or Merchant of the terms of this Section 9, (iv) is independently developed by Consultant, or Merchant without reference to or reliance upon the Confidential Information; or (v) is required to be disclosed by the Consultant or Merchant to comply with applicable laws or governmental regulations; provided that to the extent permissible, Consultant provides prior written notice of such disclosure to Company and cooperates with Company’s reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

(b)	Maintaining Confidentiality

The Consultant and Merchant will maintain the confidentiality of the Confidential Information of the Company both during and after the term of this Agreement. During this period, the Consultant and Merchant will not use, copy, disclose, publish, make available, distribute or otherwise exploit the Confidential Information, directly or indirectly, without first obtaining the written consent of the Company except as required in order to perform the Services under this Agreement. The Consultant and Merchant are liable for ensuring the Consultant’s employees maintain confidentiality over the Confidential Information.

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(c)	Ownership of Confidential Information

The Company will retain all rights, title and interest in and to its Confidential Information.

(d)	Return of Confidential Information

Upon expiration or earlier termination of the term of this Agreement, the Consultant and Merchant will promptly return to the Company Confidential Information belonging to the Company except that Consultant may retain one copy solely for the purpose of determining Consultant’s obligations under this Agreement.

10.	INVENTION ASSIGNMENT

(a)	The Consultant and Merchant agree that the Company will have exclusive ownership in all ideas, discoveries, inventions, formulae, algorithms, techniques, processes, know how, trade secrets and other intellectual property, including all expressions of such intellectual property in tangible form, which are used in or relate to the Company’s business and which the Consultant, Merchant or the Consultant’s or his or her employees conceives of or makes for the Company or its subsidiaries or affiliates during the performance of the Services (together, “Inventions”) and that the Consultant or Merchant will promptly disclose the Inventions to the Company in writing. This will be the case, whether or not an Invention is: (i) capable of being protected by copyright, patent, industrial design, trade mark or other similar legal protection, (ii) conceived or made by the Consultant, Merchant or the Consultant’s employees during or outside the Consultant’s, Merchant’s or the Consultant’s employees’ time spent providing the Services as set out in section 5 (a) herein, or (iii) conceived or made by the Consultant or Merchant alone or jointly with others. However, it is acknowledged and agreed that this section will not apply to any Invention developed by the Consultant, Merchant or the Consultant’s employees outside the time spent providing the Services as set out in Section 5(a) herein if such Invention: (i) was not within the scope of the Services, (ii) was developed without the use of Confidential Information, and (iii) was developed without the use of any of the Company’s corporate resources.

(b)

The Consultant and Merchant hereby assigns to the Company all rights, title and interest the Consultant, Merchant or the Consultant’s employees may now or in the future have in and to the Inventions and waives the Consultant’s or Merchant’s moral rights, and causes the author(s) to waive his, her or their moral rights, to any and all copyrights subsisting in the Inventions. If required by the Company, the Consultant and Merchant also agree to sign any applications or other documents the Company may reasonably request: (i) to obtain or maintain patent, copyright, industrial design, trade mark or other similar protection for the Inventions, (ii) to transfer ownership of the Inventions to the Company, and (iii) to assist the Company in any proceeding necessary to protect and preserve the

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Inventions. The Company will pay for all expenses associated with preparing and filing such documents.

11.	TERMINATION

(a)	This Agreement may be terminated as follows:

(i)	by the Company immediately by providing to the Consultant written notice of termination if the Consultant fails to remedy within 14 days any deficiency or default in providing the Services or is responsible for not successfully achieving the Services in B and D under Appendix “A” under this Agreement after having been given notice of the deficiency or default;

(ii)	at any time (for greater certainty, during the Term), the Company and the Consultant may terminate this Agreement by mutual agreement in writing.

(b)	Upon termination of this Agreement, the Consultant will be paid in accordance with Section 5 of this Agreement for all work performed up to the effective date of termination and for any milestone payment left outstanding under Section 6 up to the effective date of termination. All other obligations of the Company to the Consultant will terminate upon the termination or expiry of this Agreement.

12.	RESOLUTION OF DISPUTES

(a)	All disputes arising out of or in connection with this Agreement, are to be referred to and finally resolved by arbitration administered by the British Columbia International Commercial Arbitration Centre, pursuant to its Rules. The place of arbitration will be Vancouver, British Columbia.

13.	GENERAL PROVISIONS

(a)	Invalidity of Provisions

In the event that any particular provision or provisions of this Agreement is or are determined to be invalid, illegal or unenforceable in any respect, then the particular provision or provisions will be deemed to be severed from this Agreement and this: Agreement will not in any way be affected or impaired, unless as a result of any such determination this Agreement would fail in its essential purpose.

(b)	Waiver

No failure on the part of the Company to exercise any right or remedy in respect of this Agreement will operate as a waiver thereof; unless it is writing and signed by the Company. Unless expressly provided for therein, such waiver will not limit or affect the rights of the Company with respect to any other or subsequent breach of the same or any other provision. No single or partial exercise of any

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right or remedy in respect of this Agreement will-preclude any other or farther exercise thereof or the exercise of any rights or remedy at law in equity or by statute or otherwise conferred.

(c)	Notice

Any notice, report, statement or invoice which will cir may be given pursuant to or in addition to this Agreement will be in writing and will be delivered or sent by facsimile or by delivery, addressed to the addresses noted above. Either party may change its address for service by giving written notice of such change to the other party. Any notice may be served by personal service upon a party or by facsimile to the number for notice above. Notices, reports, statements or invoices given by service upon a party and any notice given by facsimile will be effective when received.

(d)	Time of Essence

Time will be of the essence.

(e)	Governing Law

The validity and interpretation of this Agreement and the legal relations of the parties will be governed by and construed in accordance with the laws in force from time to time in the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia.

(f)	Entire Agreement

This Agreement states and comprises the entire agreement between the parties in connection with the subject matter of this Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements express or implied between the parties. other than expressly set forth in this Agreement

(g)	Monies

All monies to be paid hereunder will be paid in lawful money of Canada.

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(h)	Force Majeure

If either party is prevented from performing any of its obligations under this Agreement, in whole or in part, by reason of force majeure, such party will be excused from performance for so long as and to the extent that force majeure will so prevent such performance, provided that such party uses reasonable efforts to restore its ability to perform its obligations hereunder. Any party claiming force majeure will, with reasonable promptness, give to the other party notice of the cause of the force majeure and its expected duration.

(i)	Interpretation

As used in this Agreement, the masculine gender will include the feminine or neuter gender, and the plural will include the singular wherever appropriate.

(j)	Coats

Except as provided in this Agreement, each party will perform its obligations under this Agreement at its own cost and expense.

(k)	No Third Party Beneficiaries

Nothing in this Agreement will entitle any person other than the parties to any claim, cause of action, remedy or other rights of any, kind in respect of the subject matter hereof.

(l)	Assignment

Neither party will assign this Agreement or any part thereof without the prior express written consent of the other party.

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(m)	Counterparts

This Agreement may be executed in counterpart and each counterpart when executed shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto as of the date and year first above written.

	SIGNED, SEALED AND DELIVERED	)
	by FAHAR MERCHANT in the presence	)
	of:	)

	/s/ Tu Diep	)	/s/ Fahar Merchant
	Witness	)	FAHAR MERCHANT

	2746 Napier St., Vancouver Bl.	)
	Address	)
)
)
	Director	)
	Occupation	)

PROTOX THERAPEUTICS INC.

Per:	/s/
Authorized Signatory of Company

ARIES BIOLOGICS, INC.

Per:	/s/ Fahar Merchant
Authorized Signatory of Company

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APPENDIX “A”

THE SERVICES

THE SERVICES

The Consultant will provide consulting services and undertake duties relating to the following:

SCOPE OF SERVICES

A.) IP LICENSING & DISCOVERY ACTIVITIES	TARGET DATE
1. Draft and file patent on US surrogate tracer co-infusion for real-time monitoring of drug delivery	Q2, 2011
2. Prepare and present at oral proceedings at EPO at appeal of PRX302 Composition Patent Allowance	Q4, 2011
3. Plan and conduct studies (in-vitro to support Alburmin patent	Q4, 2011
B.) CMC ACTIVITIES	TARGET DATE
1. Execute supply agreement with primary DS CMO	Q2, 2011
2. Complete assay and process transfer to primary DS CMO	October, 2011

3. Technical review of detailed project plan with the Executive Chairman and new VP of CMC (if new VP of CMC has been appointed) of the milestones, key activities and timelines for PRX-302 CMC activities through approval in the United States, including a detailed review of all specifies regarding the new Contract Manufacturing Organization

Q3, 2011
C.) CLINICAL ACTIVITIES	TARGET DATE
1. Upload TRIUMPH TMF into electronic documentarian system	Q2, 2011
2. Prepare 12M CSR for TRIUMPH study	Q2, 2011
D.) REGULATORY ACTIVITIES	TARGET DATE
1. Secure open IND approval from FDA	Q2, 2011
E.) TRANSITION AND ADVISORY ACTIVITIES
1. Lead Contact and interface for all transition and transfer activities from Canadian to US Operations of Company
2. Member of the Canada – US Transition Team
3. Ensure smooth transfer of all operational, financial, development and corporate activities from Canadian site to US Site
4. Ad-Hoc member of the Protox PRX302 Development Advisory Committee